Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on February 23, 2023 by and among Leidos Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Thomas A. Bell (“Executive”).
WHEREAS, the Company wishes to engage Executive as its Chief Executive Officer, effective as of May 3, 2023 (the “Effective Date”);
WHEREAS, Executive wishes to join the Company as its Chief Executive Officer;
WHEREAS, this Agreement sets forth the terms of Executive’s employment relationship with the Company.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning as of the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).
2.Position and Duties.
(a)During the Employment Period, Executive shall serve as Chief Executive Officer of the Company. In addition, (i) as of the Effective Date, the Board of Directors of the Company (the “Board”) shall appoint Executive as a member thereof and (ii) thereafter during the Employment Period continuously nominate Executive for reelection to the Board subject to approval of the Company’s shareholders. During the Employment Period, Executive shall have the duties, responsibilities and authority customarily associated with the position of Chief Executive Officer and will have such other duties and authority consistent with such office as will be determined from time to time by the Board.
(b)During the Employment Period, Executive shall devote substantially all of his efforts and business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries; provided, however, that the foregoing shall not preclude Executive from devoting a reasonable amount of time to (i) civic, charitable, religious or other not-for-profit activities, (ii) with the approval of the Board, serving as a director of other for profit entities, and (iii) subject to Section 7, managing passive private investments, so long as such activities do not conflict with or materially interfere with Executive’s responsibilities to the Company or the terms of this Agreement.
3.Compensation and Benefits.
(a)Base Salary. During the Employment Period, Executive’s base salary shall be at the rate of $1,250,000 per annum. The Board shall review and may increase (but not decrease) such base salary on an annual basis (as it may be increased from time to time, the “Base Salary”). The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.
(b)Bonus. Executive shall be eligible for an annual bonus (a “Bonus”) based on achievement of organizational and individual performance targets established by the HR & Compensation

Committee of the Board (the “Committee”) in consultation with Executive in the first quarter of the fiscal year to which the Bonus relates (provided that Executive acknowledges that the organizational targets for the fiscal year in which this Agreement is entered into shall be established at the next regularly-scheduled meeting of the Committee after the date hereof). The Bonus at target level of achievement for a fiscal year shall be 150% of the Base Salary (the “Target Bonus”) (but, for the avoidance of doubt, the actual Bonus may be higher or lower). For the avoidance of doubt, the Bonus for the fiscal year in which the Effective Date occurs shall not be prorated. Any earned Bonus shall be paid in the form of a cash lump sum. Except as provided in Section 4(b)(iv), payment of the earned Bonus shall be subject to Executive’s continued employment with the Company through the date the Bonus is paid, which shall be no later than the 15th day of the third month following the end of the fiscal year in which the fiscal year to which the Bonus relates ends.
(c)Initial Equity Grants. On the next regularly-scheduled Company grant date after the Effective Date (which will occur on May 5, 2023 (if the Effective Date is on or before that date) or August 4, 2023 (if the Effective Date is after May 5, 2023 and on or before that date)), Executive shall be granted equity awards (the “Initial Grant”) with an initial value (as determined pursuant to the Company standard procedures) equal to $4,500,000. The Initial Grant shall consist 50% of performance share awards, 30% of performance restricted stock units, and 20% of nonqualified stock options, and shall be subject to the Company’s standard grant agreements. For fiscal years commencing after the Effective Date, Executive shall be eligible to receive equity grants as determined by the compensation committee of the Board, with similar allocations between types of awards as other executive officers.
(d)Special Payments. If Executive’s employer as of the date of this Agreement requires Executive to forfeit (i) Executive’s equity award that is scheduled to vest on March 16, 2023, the Company shall pay Executive a special cash bonus of $900,000 on the first payroll date following the Effective Date, (ii) Executive’s equity award that is scheduled to vest on March 31, 2023, the Company shall pay Executive a special cash bonus of $100,000 on the first payroll date following the Effective Date, and/or (iii) Executive’s 2022 cash bonus of $900,000 scheduled to be paid on or about March 31, 2023, the Company shall pay Executive a special cash bonus of $900,000 on the first payroll date following the Effective Date (each, to the extent made, a “Special Bonus”). Notwithstanding the foregoing, if Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, in either case within twenty-four (24) months following the Effective Date, Executive shall promptly repay the aggregate Special Bonus paid to him hereunder multiplied by a fraction, (i) the numerator of which is twenty-four (24) minus the whole number of months from the Effective Date to Date of Termination and (ii) the denominator of which is twenty-four (24) (the “Special Bonus Repayment”). Executive hereby consents to the Company withholding any amounts owed to him at the time of such termination of employment (other than any amounts that are nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A (“Section 409A”) or is a distribution from a qualified plan under Internal Revenue Code Section 401(a)) in an amount up to the amount of the Special Bonus Repayment (but, for the avoidance of doubt, if such withholdings are insufficient to satisfy Executive’s repayment obligation, Executive shall pay the balance in cash).
(e)Benefits. During the Employment Period, Executive shall be eligible to participate in all of the Company’s employee benefit programs for which executive officers of the Company are generally eligible on a basis no less favorable to him than provided any other similarly-situated executive officer.
(f)Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
4.Termination.
(a)The Employment Period (and Executive’s employment hereunder) shall continue until terminated (i) by Executive’s resignation without Good Reason, (ii) due to Executive’s death or upon written notice from the Company because of Executive’s Disability given while the Executive is Disabled, (iii) by Executive’s resignation for Good Reason, (iv) by the Company by terminating Executive’s employment hereunder without Cause or (v) by the Company by terminating Executive’s employment with Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company or the Executive shall be effective as specified in a written notice from the terminating party (“Notice of Termination”).
(b)If Executive’s employment is terminated for any reason, he (or, as applicable, his estate) shall be entitled to payment of the following: (i) any accrued but unpaid Base Salary, payable in accordance with the Company’s standard payroll procedures; (ii) accrued but unused vacation in accordance with Company policy: (iii) business expenses that have been incurred but have not yet been reimbursed pursuant to Section 3(f); (iv) unless Executive’s employment was terminated by the Company for Cause or due to Executive’s resignation other than for Good Reason, any unpaid Annual Bonus for the fiscal year preceding the year in which the Date of Termination occurs, payable when annual bonuses for such fiscal year are paid to the Company’s executive officers; (v) a Pro Rata Bonus for the then-current fiscal year, unless his employment was terminated by the Company for Cause or by Executive without Good Reason, payable when annual bonuses for such fiscal year are paid to the Company’s executive officers, and (vi) any vested benefits under the terms of the Company’s employee benefit plans, payable as specified in such plans (collectively, the “Accrued Obligations”)
(c)If Executive’s employment is terminated without Cause by the Company or Executive terminates his employment for Good Reason, Executive shall be entitled to the following (without duplication); provided that any amounts due hereunder (other than pursuant to subclause (i)) shall cease if the Executive violates the provisions of Section 5 or 7 below:
(i)The Accrued Obligations;
(ii)Payment in a cash lump sum of the product of (A) two (2), (B) the sum of (x) the Base Salary and (y) the Target Bonus, and (C) a fraction, the numerator of which is twenty-four (24) minus the number of complete months from the Effective Date through the Date of Termination and the denominator of which is twenty-four (24) (provided, that in no event shall the numerator in subclause (C) be less than twelve (12)), payable within five (5) Business Days following the Release becoming irrevocable (the period with respect to which payment is made hereunder is the “Severance Period”); provided that, (A) if such termination is within three (3) months prior to a Change in Control that is also within the requirements of Treas. Reg. Section 409A-3(i)(5), the Executive shall receive an additional amount within five (5) Business Days following the Change in Control equal to the difference between two and one half times the sum of (x) the Base Salary Amount and (y) the Target Bonus and the amount received under the above formula; and (B) if the termination is upon or within twenty-four months after a Change in Control, the amount payable upon the termination shall be two and one half (2½) times the sum of (x) the Base Salary Amount and (y) the Target Bonus.
(iii)Payment in a cash lump sum, at the same time the payment or payments in subclause (ii) is made, of the product of (i) twelve (12) times the monthly “COBRA” premiums in effect as of the Date of Termination for the health, dental and vision coverage in effect for Executive and his dependents at such time and (ii) the multiple utilized in (c)(ii) above;
(iv)In the event such termination is not upon or within twenty-four (24) months following a Change in Control (a “Change in Control Termination”), (A) full vesting and immediate payout of the portion of the Initial Award that vests solely on the passage of time, and continued ability to vest in the portion of the Initial Award that vests all or in part on the basis of performance goal achievement, based on actual goal achievement following the end of the applicable performance period (or any specified treatment with regard to performance goals in the applicable plan or grant upon a Change in Control occurring after such termination and prior to payment of the grant) and payable at the same time as to executive officers generally (other than being subject to any delays on officers as specified employees under Section 409A not applicable to Executive), and to the extent the exercise of any stock options held by Executive upon such termination and otherwise exercisable would be prohibited solely because the issuance of shares would violate either the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”) or the Company's insider trading policy, then such options shall remain exercisable after such termination of service until the earlier of (A) the 90th day during which the exercise of the Option would not be in violation of such Securities Act or insider trading policy requirements or (B) the expiration date (and, for the avoidance of doubt, this subparagraph (iv)(A) shall apply notwithstanding any contrary provision of any grant agreement or plan document), and (B) with respect to any other equity award, such treatment as provided in the applicable grant agreement;
(v)In the event such termination is a Change in Control Termination, (A) full vesting of the portion of the Initial Award that vests solely on the passage of time and immediate payout and vesting at target performance for the portion of the Initial Award based all or in part on the achievement of performance goals, and to the extent the exercise of any stock options held by Executive upon such termination and otherwise exercisable would be prohibited solely because the issuance of shares would violate either the registration requirements under the Securities Act or the Company's insider trading policy, then such options shall remain exercisable after such termination of service until the earlier of (A) the 90th day during which the exercise of the Option would not be in violation of such Securities Act or insider trading policy requirements or (B) the expiration date (and, for the avoidance of doubt, this subparagraph (v)(A) shall apply notwithstanding any contrary provision of any grant agreement or plan document), and (B) with respect to any other equity award, such treatment as provided in the applicable grant agreement.
(vi)In the event that the termination is upon or within twenty-four (24) months following a Change in Control, an additional amount at the same time as the amount under (iii) above is paid equal to 30 times the monthly Company cost of providing the life insurance and disability benefits to Executive then being received by Executive or, if higher, was being received by Executive within 180 days prior to the Change in Control.
Executive shall not be entitled to any other salary, compensation or employee benefits after termination of the Employment Period, except as otherwise expressly required by applicable law or in the Severance Protection Agreement. The payments and benefits to be provided pursuant to Subsections 4(c)(ii) through (vi) are subject to Executive executing a release of claims substantially in the form attached hereto as Exhibit A (a “Release”) within 21 days following the Date of Termination and Executive not revoking such Release. Notwithstanding anything in this Section 4(b) to the contrary, in the event that that the period following the date of termination during which a release must be executed and not revoked begins in one calendar year and ends in the subsequent calendar year, then any amount payable pursuant to this Section 4(b) that could otherwise be payable in either the calendar year in which the date of termination occurs or the immediately subsequent calendar year, will in all events be paid in such immediately subsequent calendar year, subject to Executive’s timely execution (without revocation) of such release.
(d)If the Employment Period is terminated by the Company for Cause or by Executive without Good Reason, or due to Executive’s death or Disability, Executive (or, as applicable, his estate) shall only be entitled to the Accrued Obligations, and any equity awards shall be treated as specified in the applicable grant agreement. Except as otherwise set forth herein, Executive shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.
(e)Notwithstanding anything above to the contrary, the foregoing shall not affect Executive’s right to indemnification by the Company or his right to directors’ and officers’ liability insurance in accordance with Section 25 of this Agreement.

(f)Executive shall have no obligations to mitigate the amounts due hereunder upon a termination and no amounts due hereunder shall be offset by any other amounts earned by the Executive.
5.Confidential Information. Executive acknowledges that the Confidential Information (as defined herein) obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or its Subsidiaries are the exclusive property of the Company or such Subsidiary. Executive shall treat and hold as confidential any proprietary or confidential information concerning the business and affairs of the Company and its Subsidiaries that is not already generally available to the public or known within the relevant trade or industry (the “Confidential Information”, which shall include, without limitation, information concerning the Company's marketing and business methods, procedures and strategies, fees, rates, clients, mailing lists, trade secrets, plans for the development of new services, and plans for the expansion into new areas or markets, financial records, data, results of operations and billings) and shall refrain, other than in the ordinary course of the Company’s or its Subsidiaries’ business, from using or disclosing any of the Confidential Information to third parties unrelated to the Company or its Subsidiaries. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined in Section 6 hereof) or other Confidential Information relating to the business of the Company or its Subsidiaries which he may then possess or have under his control. Nothing herein, however, shall prohibit Executive from retaining (i) papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars, models and Rolodexes and address books (including those that comingle personal and business contact information), personal files and phone books, or (ii) information showing his compensation or relating to reimbursement of expenses and (iii) information that he reasonably believes may be needed for tax purposes or (iv) copies of plans, programs or agreements relating to his employment or termination thereof. In addition, during the Employment Period, Executive acknowledges that the Company may receive from third parties their confidential or proprietary information and if Employee knows or reasonably should have known that the Company was required to keep such information confidential by such third party, Executive agrees to treat such information as “Confidential Information” hereunder. During the Employment Period and thereafter, and without in any way limiting the provisions of this Section 5, Executive agrees to hold all Confidential Information in the strictest confidence and not to disclose it to any unauthorized person or to use it except in both cases in the ordinary course of business in carrying out in good faith Executive’s duties for and responsibilities to the Company or its Subsidiaries and Affiliates, unless expressly authorized by the Company in writing. Notwithstanding anything elsewhere to the contrary, Confidential Information (or any other confidential or proprietary information) shall not include information which becomes generally known to and available for use by the public or known within the relevant trade or industry other than as a result of Executive’s violation of this Section 5. Notwithstanding anything elsewhere to the contrary, any non-disclosure provision in this Agreement does not prohibit or restrict Executive from providing information to the Securities and Exchange Commission or any other self-regulatory organization or governmental entity (“Regulatory Entities”) and the provisions of this Section 5 shall not apply (i) when disclosure is permitted by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving any agreement between or among Executive, the Company and/or its Subsidiaries, or (iii) in connection with any assistance Executive provides pursuant to Section 14. Except in connection with any request by a Regulatory Entity, Executive agrees that in the event he is requested by subpoena, court order, search order or other legal process to disclose Confidential Information, unless otherwise prohibited by law or regulation, Executive shall promptly as reasonably practicable notify the Company of such request and agrees not to disclose any Confidential Information unless and until the Company has expressly authorized him to do so in writing or the Company has had a reasonable opportunity under the circumstances to object to such request or to litigate the matter (of which the Company agrees to keep

Executive informed) and has failed to do so, provided that Executive may disclose such Confidential Information if advised by his legal counsel that he would be legally permitted to do so.
6.Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) (“Works”) which relate to the Company’s or its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services (provided such anticipated business, research or development or such future products or services are under active development at the time Executive is creating any Work covered herein) and which are conceived, developed or made by Executive while employed by the Company or its Subsidiaries or their respective predecessors (“Work Product”) belong to the Company or such Subsidiary. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such Subsidiary all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period), at the Company’s sole expense (including reimbursing Executive for any legal fees incurred by him to the extent he reasonably determines that legal assistance is necessary in connection with his obligations or rights under this Section 6), to establish and confirm the Company’s or such Subsidiary’s ownership (including, without limitation, assignments, consents, powers of authority, and other instruments).
7.Executive Covenants.
(a) Covenant not to Compete. For the duration of the Employment Period and for twenty-four (24) months thereafter, Executive shall not, directly or indirectly, provide services to any entity the business and operations that are the same or similar to those in which the Company or any of its Affiliates engage and for which Executive provides services or about which Executive obtains Confidential Information during the Employment Period, and in all events including each Designated Company. Any requests for exceptions to the foregoing with respect to a Designated Company shall be directed to the Board in writing in advance of Executive accepting any position with such Designated Company.
(b) Non-Solicitation. For the duration of the Employment Period and for twenty-four (24) months thereafter, other than in the course of performing his duties, Executive shall not directly or indirectly through another person (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire, within ninety days of such person’s termination of employment with the Company or any of its Affiliates, any person who was an employee of the Company or any Subsidiary at any time while Executive is employed by the Company (provided that this clause shall not apply to Executive’s executive assistant) or (iii) personally induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way personally interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary. This Section 7(b) shall not apply to (i) general advertisements to hire employees not directed at individuals described herein or (ii) Executive serving as a reference for any such individual.
(c) Blue-Penciling/Remedies. Notwithstanding anything in this Section 7 to the contrary, if at any time a court holds that the restrictions stated in this Section 7 are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area determined to be reasonable under such circumstances by such court shall be substituted for the stated period, scope or area, and the court making the determination of unreasonableness or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The parties acknowledge and agree that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 7 and that, in such event, the Company and its successors or assigns may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of the provisions of this Section 7 (including, if the court so determines, the extension of the covenants described herein by a period equal to the length of court proceedings necessary to stop such violation). Any injunction shall be available without the posting of any bond or other security or proving actual damages. The parties agree that the restrictions contained in this Section 7 are reasonable in all respects.
(d) Other Provision. No provision similar to those in Sections 5, 7 or 8 hereof shall apply to a plan, program or grant as such applies to Executive to the extent it would not be a violation of Section 5, 7 or 8, as applicable.
(e) Defend Trade Secrets Act. Pursuant to The Defend Trade Secrets Act (18 USC § 1833(b)), Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Executive, if suing the Company for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to court order
8.Mutual Nondisparagement. Each party (which, in the case of the Company, shall mean the Company by authorized statement or its executive officers and the members of the Board) agrees, during the Employment Period and following the Date of Termination for three (3) years, to refrain from Disparaging (as defined below) the other party and its Affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement or any other agreement between the Parties. The foregoing shall not be violated by truthful statements rebutting statements about a party made by others. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged.
9.Executive’s Representations. As of the Effective Date and the date hereof, Executive hereby represents and warrants to the Company that, to the best of his knowledge, (i) the execution, delivery and performance of this Agreement by Executive do not conflict with, breach, violate or cause a default under any contract, written agreement, written instrument or court order, judgment or decree to which Executive is a party or by which he is bound, (ii) except as otherwise disclosed to the Company, Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. Executive hereby acknowledges and represents that he has consulted with any independent advisors he deems necessary regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.
10.Company and Company Representations. The Company represents and warrants that, to the best of its knowledge, (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this

Agreement on its behalf is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
11.Definitions. When used in this Agreement, the following terms have the meanings set forth below:
“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Base Salary Amount” means the greater of (a) Base Salary and (b) the highest Base Salary rate at any time during the 180-day period prior to a Change in Control.
“Beneficial Owner” has the meaning as used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934. The terms “Beneficially Owned” and “Beneficial Ownership” each have a correlative meaning.
“Board” means the board of directors of the Company.
“Cause” for the termination of Executive’s employment with the Company will be deemed to exist if (a) Executive has been convicted for committing an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic related offenses), (b) Executive willfully engages in illegal conduct or gross misconduct that is significantly injurious to the Company; however, no act or failure to act, on Executive’s part shall be considered “willful” unless done or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company; (c) Executive fails to attempt in good faith to perform his duties or follow the instructions of the Board (other than as a result of physical or mental incapacity) after the receipt of a written notice from the Company detailing such failure and Executive fails to cure such failure within 30 days of such notice; (d) Executive violates a material violation of a material Company policy and fails to cure such failure (if curable) within 30 days of receiving written notice; or (e) Executive materially breaches this Agreement and fails to cure such breach within 30 days of receiving written notice.
“Change in Control” means, and shall be deemed to have occurred upon, any of the following events:
(a) The acquisition by any Person of Beneficial Ownership of twenty-five percent (25%) or more of the outstanding voting power; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (A) any acquisition directly from the Company; (B) any acquisition by the Company or any of its Subsidiaries; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or
(b) Individuals who at the beginning of any two year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company during such two year period and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or
(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding voting securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, as the case may be, of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (i) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such Person owned twenty-five percent (25%) or more of the outstanding shares or outstanding voting securities immediately prior to the Business Combination; and (iii) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or
(d) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.
For purposes of clause (c), any Person who acquires outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination, of outstanding voting securities of both the Company and the entity or entities with which the Company is combined shall be treated as two Persons after the Business Combination, who shall be treated as owning outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination of, respectively, outstanding voting securities of the Company, and of the entity or entities with which the Company is combined.
“Code” means the Internal Revenue Code of 1986, as amended.
“Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (ii) if Executive’s employment is terminated by the Company without Cause, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (iii) if Executive’s employment is terminated by Executive for Good Reason, at the time period specified in the Notice of Termination consistent with the procedural provisions in the definition of Good Reason, (iv) if Executive’s employment is terminated by Executive other than for Good Reason, the date specified in such notice, provided that such date is at least 30 days after the giving of such notice, and (v) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the date specified in the notice of termination for Disability, as applicable; provided that in each case termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code and the regulations promulgated thereunder.
“Designated Company” means one of the twelve (12) companies (or segments thereof) on Exhibit B hereto (and any Subsidiaries and successors thereof). The Company may at any time change the companies that are Designated Companies so long as there are no more than twelve (12), the Companies are competitors of the Company and Executive is notified of the change in writing at least ninety (90) days prior to termination of his employment with the Company.
“Disability” means that as a result of physical or mental illness or incapacity the Executive has been unable to perform his material duties for 180 days in any 365 day period.
“Good Reason” means the occurrence of any of the events or conditions described in clauses (a) through (d) hereof, without Executive’s prior written consent: (a)(i) any material adverse change in Executive’s authority, duties or responsibilities (including reporting responsibilities and lines), including the failure of Executive to continue to serve as Chief Executive Officer of a public company, in each case except in connection with the termination of Executive’s employment for Disability, Cause, as a result of Executive’s death or by Executive other than for Good Reason; (b) a reduction in Executive’s Base Salary; (c) the imposition of a requirement that Executive be based (i) at any place outside a 50-mile radius from Executive’s principal place of employment on the Effective Date or (ii) at any location other than the Company’s corporate headquarters, except, in each case, for reasonably required travel on Company business which is not materially greater in frequency or duration than prior to the Change in Control; (d) any material breach by the Company of any provision of this Agreement, including the failure of the Company to obtain an agreement, reasonably satisfactory to Executive from any Successor to assume and agree to perform this Agreement pursuant to Section 21. Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder unless (i) Executive provides written notice to the Company identifying the applicable event or condition within 90 days of the occurrence of the event or the initial existence of the condition, (ii) the Company fails to remedy the event or condition within a period of 30 days following such notice, and (iii) Executive terminates his employment as a result of such failure to cure within 30 days after the end of the cure period.
“Person” means and includes an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.
“Pro Rata Bonus” means the product of (a) the actual Bonus for fiscal year in which the Date of Termination occurs, as determined by the compensation committee of the Board based on actual performance for the year relative to the preestablished targets, (b) multiplied by a fraction, the numerator of which is the number of days in such fiscal year up to and including the Date of Termination and the denominator of which is 365.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
“Successor” means a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law, by assignment or otherwise.

12.Tax Issues. Notwithstanding anything contained in this Agreement (or any other agreement between Executive and the Company or its Subsidiaries) to the contrary, the Company and its Subsidiaries shall be entitled to deduct and withhold from any amounts distributable or due to Executive from the Company or any of its Subsidiaries, including from Executive’s wages, compensation, or benefits, as may be required by the Code, or under any state or local law relating to compensation. In addition, the parties intend that any compensation, benefits and other amounts payable or provided to Executive under this Agreement be exempt from or shall be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for Executive under Section 409A as a result of the payments and benefits so paid or provided to him, and this Agreement shall be interpreted accordingly. The parties agree to modify this Agreement, or the timing (but not the amount) of the payments hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided Executive under this Agreement shall be subject to the provisions set forth below.
(a)The date of Executive’s “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as Executive’s Date of Termination for purposes of determining the time of payment of any amount that becomes payable to Executive pursuant to Section 4 hereof upon the termination of his employment and that is treated as an amount of deferred compensation for purposes of Section 409A.
(b)In the case of any amounts that are payable to Executive under this Agreement in the form of installment payments, Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii).
(c)If Executive is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to his under this Agreement on account of his separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, to Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.
(d)To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by Executive that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.
13.Golden Parachute Provisions.
(a) In the event Executive becomes entitled to receive payments and benefits hereunder or otherwise and such payments and benefits (the “Total Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall compute the “Net After-Tax Amount,” and the “Reduced Amount,” and shall adjust the Total Payments as described below. The Net After-Tax Amount shall mean the present value of all amounts payable to Executive hereunder, net of all federal income, excise and employment taxes imposed on Executive by reason of such payments. The Reduced Amount shall mean the largest aggregate amount of the Total Payments that if paid to Executive would result in Executive receiving a Net After-Tax Amount that is equal to or greater than the Net After-Tax Amount that Executive would have received if the Total Payments had been made. If the Company determines that there is a Reduced Amount, the Total Payments will be reduced to the Reduced Amount. Such reduction to the Total Payments shall, to the extent permitted by Section 280G and Section 409A, be in the order specified by the Executive or, if not specified or can’t be specified, be made by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of equity awards in the manner that results in the largest amount being paid to Executive and then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax.
(b) For purposes of determining whether the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax and for purposes of determining the Reduced Amount and the Net After-Tax Amount: (i) any other payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any individual, entity, or group of individuals or entities whose actions result in a change in control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a tax advisor selected by the Company and reasonably acceptable to Executive (“Tax Counsel”), such other payments or benefits (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or otherwise not subject to the Excise Tax; (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments; or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a) above); (iii) in the event that Executive disputes any calculation or determination made by the Company, the matter shall be determined by Tax Counsel, the fees and expenses of which shall be borne solely by the Company; and (iv) Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Change in Control of the Company occurs, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the effective date of the Change in Control of the Company, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.
14.Executive’s Cooperation. As reasonably requested by the Company and at times and on schedules and at locations that are reasonably consistent with Executive’s other business and personal activities and commitments and provided such cooperation is not adverse to Executive’s legal or economic interests, Executive agrees to reasonably cooperate with the Company and its Subsidiaries in any dispute during the Employment Period or thereafter with one or more third parties, internal investigation or administrative, regulatory or judicial investigation or proceeding which relates to a matter that Executive has knowledge of as a result of his employment with the Company. In the event the Company requires Executive’s cooperation in accordance with this Section 14 after the Employment Period and during Executive’s lifetime, the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals), upon submission of receipts.
15.Notices. Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient (provided written acknowledgement of receipt is obtained), (ii) two days after being sent by reputable overnight courier service or (iii) three days after being mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:
[At the last address on file with the Company]

With a copy (which shall not constitute notice) to:
Heather Sager, Esq.
Perkins Coie LLP
505 Howard Street, Suite 1000
San Francisco, CA 94105

Notices to the Company:
Leidos Holdings, Inc.
1191 Freedom Drive
Reston, VA 20190
Attn: Board of Directors and General Counsel
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party in accordance with this paragraph.
16.Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
17.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein and in all events in a manner to give maximum effect to the intent of the parties hereunder.
18.Complete Agreement. This Agreement and those documents expressly referred to herein as in effect as of the date hereof and as executed by all the parties hereto embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof
19.No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
20.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
21.Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Company and its Successors, and the Company will require any Successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by Executive or by Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s legal representatives.
22.Choice of Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflict of laws principles thereof.

23.Amendment and Waiver. The provisions of this Agreement may be amended or terminated only with the prior written consent of the Company (as approved by the Board) and Executive and as memorialized in a writing specifically referencing the provisions being so amended or terminated. Any waiver of any provision of this Agreement shall be effective only if in writing, specifically referencing the provision being waived and signed by the person against whom enforcement of the waiver is being sought (which in the case of the Company shall require approval of the Board), and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or Executive’s right to terminate it for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
24.Dispute Resolution. All disputes relating to this Agreement, including its enforceability, other than with respect to Sections 5 through 7 hereof, shall be resolved by final and binding arbitration before an arbitrator appointed by the Judicial Arbitration and Mediation Service (JAMS), with the arbitration to be held in Fairfax County, Virginia. Judgment upon the award may be entered in any court having jurisdiction thereof. The foregoing procedures shall also determine any reference to any term used herein that is utilized in any plan, program or grant. The expense of the arbitrator shall be borne by the Company, and the arbitrator is authorized to award any remedies that would be available at law and/or equity (including the ability to award reasonable attorneys’ fees to the prevailing party). Either party may appeal the result of the arbitration to a state or federal court in the Commonwealth of Virginia having jurisdiction over the matter.
25.Indemnification and Liability Insurance. The Company hereby agrees to indemnify Executive and hold Executive harmless, to the maximum extent permitted by law, against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages (collectively, “Claims and Expenses”) resulting from Executive’s good faith performance of Executive’s duties and obligations as an officer or director of the Company, any Subsidiary or as a fiduciary of any benefit plan of any of the foregoing or in any other role any of them request Executive to serve; provided, that Executive shall not be entitled to indemnification hereunder against Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from Executive’s fraud or willful misconduct. The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors. The obligations under this Section 25 shall survive the termination of Executive’s employment with the Company.
26.Clawback Policy. Notwithstanding any other provisions in this Agreement, any payments made pursuant to this Agreement or otherwise shall be subject to recovery or clawback by the Company under any applicable clawback policy adopted by the Company, and Executive agrees to execute appropriate acknowledgements or other documentation as may be required pursuant to such policies from time to time.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Senior Management Employment Agreement as of the date first written above.

LEIDOS HOLDINGS, INC.
By: /s/ Robert S. Shapard
Name: Robert S. Shapard
Title: Lead Director

EXECUTIVE
/s/ Thomas A. Bell
Thomas A. Bell

Exhibit A
RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS
1. This Release of All Claims and Potential Claims (“Release”) is entered into by and between Thomas A. Bell (“Executive”) and Leidos Holdings, Inc. (hereinafter the “Company”). Executive and the Company have previously entered into an Employment Agreement dated as of February 23, 2023 (“Employment Agreement”). In consideration of the promises made herein and the consideration due Executive under the Employment Agreement, this Release is entered into between the parties.
2. (a) The purpose of this Release is to settle completely and release the Company, and in their capacities as such, its individual and/or collective officers, directors, stockholders, agents, parent companies, subsidiaries, affiliates, predecessors, successors, assigns, employees (including all former employees, officers, directors, stockholders and/or agents), attorneys, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs) (referred to collectively as “Releasees”) in a final and binding manner from every claim and potential claim for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, that Executive has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, but excluding any rights or benefits to which Executive is entitled under the Employment Agreement, any rights to indemnifications or directors and officers liability insurance, any rights as an equity holder and any vested benefits.
(b) This is a compromise settlement of all such claims and potential claims, known or unknown, and therefore this Release does not constitute either an admission of liability on the part of Executive and the Company or an admission, directly or by implication, that Executive and/or the Company, its subsidiaries, affiliates or predecessors, have violated any law, rule, regulation, contractual right or any other duty or obligation. The parties hereto specifically deny that they have violated any law, rule, regulation, contractual right or any other duty or obligation.
(c) This Release is entered into freely and voluntarily by Executive and the Company solely to avoid further costs, risks and hazards of litigation and to settle all claims and potential claims and disputes, known or unknown, in a final and binding manner.
3. For and in consideration of the promises and covenants made by Executive to the Company and the Company to Executive, contained herein, Executive and the Company have agreed and do agree as follows:
(a) Except for the exclusions noted in Section 2(a) above, Executive waives, releases and forever discharges Releasees from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that he has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors, and the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 but excluding any rights or benefits to which Executive is entitled under the Employment Agreement. In addition, this Release does not cover, and nothing in this Release shall be construed to cover, any claim that cannot be so released as a matter of applicable law.
(b) Executive agrees that he will not directly or indirectly institute any legal proceedings against Releasees before any court, administrative agency, arbitrator or any other tribunal or forum whatsoever by reason of any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from any events occurring prior to the execution of this Release, that is released herein, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act. Notwithstanding the foregoing, Executive is not waiving and are not being required to waive any right that cannot be waived under law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that Executive disclaims and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding to the fullest extent permitted by law.
(c) Executive is presently unaware of any injuries that he may have suffered as a result of working at the Company or its subsidiaries, affiliates or predecessors, and has no present intention of filing a workers’ compensation claim. Should any such claim arise in the future, Executive waives and releases any right to proceed against the Company or its subsidiaries, affiliates or predecessors, for such a claim. Executive also waives any right to bring any disability claim against the Company or its subsidiaries, affiliates or predecessors, or its or their carriers.
4. Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this Release, or the breach thereof, or any disputes which may arise in the future, shall be settled in a final and binding before an arbitrator appointed by the Judicial Arbitration and Mediation Service.
5. It is further understood and agreed that Executive has not relied upon any advice whatsoever from the Company and/or its attorneys individually and/or collectively as to the taxability, whether pursuant to Federal, State or local income tax statutes or regulations, or otherwise, of the consideration transferred hereunder and that he will be solely liable for all of his tax obligations. Executive understands and agrees that the Company or its subsidiaries, affiliates or predecessors, may be required by law to report all or a portion of the amounts paid to him and/or his attorney in connection with this Release to federal and state taxing authorities. Executive waives, releases, forever discharges and agrees to indemnify, defend and hold the Company harmless with respect to any actual or potential tax obligations imposed by law.
6. Executive acknowledges that he has read, understood and truthfully completed the Business Ethics and Conduct Disclosure Statement attached hereto as Exhibit 1.
7. It is further understood and agreed that Releasees and/or their attorneys shall not be further liable either jointly and/or severally to Executive and/or his attorneys individually or collectively for costs and/or attorney’s fees, including any provided for by statute, nor shall Executive and/or his attorneys be liable either jointly and/or severally to the Company and/or its attorneys individually and/or collectively for costs and/or attorneys’ fees, including any provided for by statute. For the avoidance of doubt, this paragraph does not apply to any claim brought to enforce the terms of this Release or to any claim not covered by this Release.
8. Executive understands and agrees that if the facts with respect to which this Release are based are found hereafter to be other than or different from the facts now believed by him to be true, he expressly accepts and assumes the risk of such possible difference in facts and agrees that this Release shall be and remain effective notwithstanding such difference in facts.
9. Executive understands and agrees that there is a risk that the damage and/or injury suffered by Executive may become more serious than he now expects or anticipates. Executive expressly accepts and assumes this risk, and agrees that this Release shall be and remains effective notwithstanding any such misunderstanding as to the seriousness of said injuries or damage.
10. Executive understands and agrees that if he hereafter commences any suit arising out of, based upon or relating to any of the claims and potential claims for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, he has released herein, Executive agrees to pay Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit.
11. It is further understood and agreed that this Release shall be binding upon and will inure to the benefit of Executive’s spouse, heirs, successors, assigns, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of Releasees and their successors, assigns, agents and/or representatives.
12. This Release shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Virginia.
13. Executive agrees that he will not seek future employment with, nor need to be considered for any future openings with the Company, any division thereof, or any subsidiary or related corporation or entity.
14. Executive and Releasees waive all rights under Section 1542 of the California Civil Code, which section has been fully explained to them by their respective legal counsel and which they fully understand, and any other similar provision or the law of any other state or jurisdiction. Section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
15. Notwithstanding anything in this Agreement to the contrary, Executive does not waive, release or discharge any rights to indemnification for actions occurring through his affiliation with the Company or its subsidiaries, affiliates or predecessors, whether those rights arise from statute, corporate charter documents or any other source nor does Executive waive, release or discharge any right Executive may have pursuant to any insurance policy or coverage provided or maintained by the Company or its subsidiaries, affiliates or predecessors.
16. If any part of this Agreement is found to be either invalid or unenforceable, the remaining portions of this Agreement will still be valid.
17. This Agreement is intended to release and discharge any claims of Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows: (a) Executive acknowledges that he has read and understands the terms of this Agreement; (b) Executive acknowledges that he has been advised in writing to consult with an attorney, if desired, concerning this Agreement and has received all advice he deems necessary concerning this Agreement; (c) Executive acknowledges that he has been given twenty-one (21) days to consider whether or not to enter into this Agreement, has taken as much of this time as necessary to consider whether to enter into this Agreement, and has chosen to enter into this Agreement freely, knowingly and voluntarily; and (d) for a seven day period following the execution of this Agreement, Executive may revoke this Agreement by delivering a written revocation to at the Company and this Agreement shall not become effective and enforceable until the revocation period has expired.
18. Executive acknowledges that he has been encouraged to seek the advice of an attorney of his choice with regard to this Release. Having read the foregoing, having understood and agreed to the terms of this Release, and having had the opportunity to and having been advised by independent legal counsel, the parties hereby voluntarily affix their signatures.
19. This Agreement is to be interpreted without regard to the draftsperson. The terms and intent of the Agreement shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.

20. This Release constitutes a single integrated contract expressing the entire agreement of the parties hereto. Except for the Employment Agreement, which defines certain obligations on the part of both parties, and this Release, there are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter herein.

IN WITNESS WHEREOF, Executive and the Company have executed this Release each as of the date indicated below.
EXECUTIVE
Thomas A. Bell

LEIDOS HOLDINGS, INC.
By:
Name:
Title:

Exhibit B

DESIGNATED COMPANIES

Peraton
SAIC
Booz Allen Hamilton
CACI International, Inc.
Accenture
Jacobs
ManTech
BAE
L3Harris

IT and Service Segments only:

General Dynamics
Lockheed Martin
Raytheon